Exhibit 10.50

CONSULTANT AGREEMENT

This CONSULTANT AGREEMENT (the “Agreement”), effective on the 9th day of April 2020 (the “Effective Date”), is by and between Wynand Louw an individual whose address is __________________________ (“Consultant”) and RTI Surgical Holdings, Inc., a Delaware corporation with a principal address 520 Lake Cook Road, Deerfield, IL 60015 (“RTI”) (each individually a “Party”, and collectively “the Parties”).

WHEREAS, RTI is a global surgical implant company that provides surgeons with biologic, metal and synthetic implants;

WHEREAS, RTI has determined that it would benefit from the assistance of Consultant, who possesses certain knowledge and expertise as more fully described herein; and

WHEREAS, Consultant wishes to offer such knowledge and expertise to RTI.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, RTI and Consultant agree as follows:

1 – CONSULTING MATTERS

1.1 Consultant shall provide consulting services to RTI (the “Services”) as set forth in Exhibit A (Schedule of Services). Consultant shall perform the Services in a professional and workmanlike manner and in compliance with all applicable federal, state and local laws, rules and regulations.

2 – COMPENSATION

2.1 RTI shall pay to Consultant the following compensation for Services performed hereunder:

2.1.1

Twenty three thousand seven hundred forty one dollars ($23,741.00) per month, other than travel, engaged in rendering Services to RTI, based on a 40 hour work week for providing the Services set forth on Schedule A. Any partial month’s service shall be prorated.

2.1.2	Reimbursement for reasonable and documented out-of-pocket expenses incurred by Consultant in connection with performance of the Services.

2.1.3

All Consultant travel plans relating to this Agreement must be pre-approved by RTI. Consultant will be entitled to reimbursement of actual travel expenses in accordance with RTI’s travel policy in effect at the time of travel. Travel distances less than fifty (50) miles shall not be eligible for payment or reimbursement.

2.2 Consultant shall provide an invoice to RTI within ten (10) days following the month in which the Services were rendered. The invoice shall at a minimum specify the date(s) on which Services were rendered and a general description of the Services performed on the corresponding date.

2.3 All undisputed amounts per Consultant’s invoice shall be due and payable net thirty (30)days of RTI’s receipt of the invoice.

3 – INTELLECTUAL PROPERTY MATTERS

3.1 For the purposes of this Agreement, “Work Product” is defined as all work product, deliverables, devices, inventions (whether or not patentable or reduced to practice), ideas, information and works of authorship (whether in written or other form and whether or not patentable or protectable by copyright), and know-how that have been discovered, developed or otherwise created by Consultant as a result of performance under this Agreement, or through the use of knowledge or information obtained from RTI under this Agreement or previous employment with RTI (including its subsidiaries and affiliates). Consultant shall disclose all Work Product to RTI. Work Product comprised of copyrightable works shall be deemed work made for hire for the benefit of RTI. Consultant acknowledges all Work Product, and all associated patent, copyright, trademark, trade secret and other intellectual property rights embodied in such Work Product, or otherwise created by Consultant in the course of performing hereunder (“IP Rights”), shall be the exclusive property of RTI. Consultant further acknowledges and agrees that RTI may, in its sole discretion, create derivative works from such Work Product, including, but not limited to, audio recordings, audiovisual recordings or any other form of derivative work in which such Work Product may be recast, transformed or adapted. Such derivative works shall also be the exclusive property of RTI. Consultant is not granted any rights, whether expressly, implied or by estoppel, to such Work Product, derivative works or IP Rights. To the extent exclusive right, title and interest in and to such Work Product, derivative works and IP Rights do not reside exclusively with RTI by operation of law or this Agreement, Consultant agrees to and hereby does assign to RTI all right, title and interest in and to such Work Product, derivative works and [P Rights. To the extent such Work Product, derivative works and/or IP Rights cannot be assigned to RTI, Consultant agrees to and hereby does waive all rights of Consultant in and to such Work Product, derivative works and IP Rights. Consultant will cooperate with all requests of RTI to perfect the assignments and waivers set forth in this Section, including cooperation in the form of execution and filing of additional assignment documents and patent applications.

3.1.1 Consultant represents and warrants that all Work Product shall be the original work of Consultant and that such Work Product, and Consultant’s provision of the Services hereunder, do not infringe or misappropriate the intellectual property rights of any third party.

3.2 During the term of this Agreement, as may be extended, and for a period of five (5) years following the termination or expiration of this Agreement (the “Confidentiality Period”), Consultant agrees to keep in confidence and not use any Confidential Information in any manner whatsoever, other than for the sole purpose of assisting RTI pursuant to this Agreement. Notwithstanding the foregoing, Confidential Information designated in writing as “trade secret” shall be deemed by RTI, in its sole discretion, to have competitively sensitive value beyond the Confidentiality Period and shall be maintained as confidential by Consultant under the terms of this Agreement for so long as the Confidential Information so designated continues to be a trade secret, as that term is defined by the Uniform Trade Secret Act, drafted by the National Conference of Commissioners on Uniform State Laws, as amended 1985. Without limiting the generality of the foregoing, Consultant shall not use any Confidential Information for the purposes of trading securities. As used in this Agreement, “Confidential Information” means any legal, financial or strategic information relating to the Company, the Work Product, as well as RTI’s trade secrets, formulas, processes, methods, know-how and other information related to biologic, metal and synthetic implants including, but not limited to, allograft and xenograft tissue grafts, and associated patents and patent applications, inventions, surgical instruments, technical data, drawings or specifications, testing and/or production methods, business or financial information, research and development activities, product and marketing plans, donor information, medical records, and customer and supplier information, which is proprietary and of a confidential nature, and when furnished, shown or disclosed to Consultant is specifically designated in writing or orally as “confidential”, or which is of such nature and character that a reasonable person in the trade would understand the information to be confidential without the necessity of it being so designated. The obligations of Consultant under this Section 3 shall survive expiration or termination of this Agreement.

3.3 Consultant shall not disclose, publish, communicate, or reveal RTI’s Confidential Information to any third party unless:

a.

express prior written permission is given by RTI and only after such third party executes an agreement with contractual obligations of confidentiality and non-use with respect to such Confidential Information that are at least as protective as those contained in this Agreement, and provided that Consultant remains ultimately responsible for such third party’s acts and omissions with respect to such Confidential Information; or

b.

in the event Confidential Information is required to be disclosed to comply with applicable laws, with a subpoena, or with a court or administrative order, Consultant shall (i) provide RTI with immediate notice upon learning that such disclosure is required, (ii) use best efforts to assist RTI in taking all reasonable and lawful actions as deemed prudent by RTI to obtain confidential treatment for the Confidential Information for which disclosure is sought, and (iii) minimize the extent of such disclosure.

3.4 The provisions of this Agreement regarding confidentiality and non-use of Confidential Information will not apply to, and Confidential Information does not include, information which:

a.	was independently developed or discovered by Consultant without use or benefit of RTI’s Confidential Information, as demonstrated by Consultant’s written records;

b.	is already available to the public;

c.	becomes available to the public through no fault of the Consultant;

d.	is provided to Consultant without obligations of confidentiality and non-use by a third party having the right to so provide such information.

Notwithstanding anything herein to the contrary, Consultant shall remain bound to any and all obligations of confidentiality for any knowledge gained under previous employment with RTI or its subsidiaries or affiliates, but such information shall nevertheless constitute Confidential Information for purposes of this Agreement.

3.5 Upon the termination or expiration of this Agreement, or within ten (10) days from receipt of request by RTI, unless otherwise required by law, Consultant shall return to RTI all originals, copies, and summaries of documents, material, and other tangible manifestations of Work Product and Confidential Information in the possession or control of Consultant, and destroy all intangible manifestations thereof (e.g., electronic files). The obligation of Consultant to return Work Product and Confidential Information to RTI and to destroy intangible manifestations thereof shall survive until fulfilled.

3.6 Consultant acknowledges that RTI is a global surgical implant company providing surgeons with safe biologic, metal and synthetic implants and stipulates that the restrictions set forth herein are necessary to protect the legitimate business interests of RTI in guarding trade secrets and patentable subject matter, preserving the goodwill of its customers and business, preventing solicitation of its customers, and preventing the unauthorized use of its Confidential Information and the Work Product created hereunder.

4 – TERM AND TERMINATION

4.1 Unless otherwise terminated early as set forth in Section 4.2 herein, the term of this Agreement shall commence on the Effective Date and continue until the earlier of (i) the consummation of the sale of the Company’s OEM business pursuant to the Equity Purchase Agreement dated January 13, 2020 between the Company and affiliates of Montagu Private Equity, and (ii) the termination of such agreement.

4.2 Either Party hereto may terminate this Agreement at any time, with or without cause, by providing the other Party with thirty (30) days’ advance written notice.

5 – GENERAL PROVISIONS

5.1 Consultant represents and warrants that Consultant is not cognizant of any issues that would be a conflict of interest with the terms and provisions of this Agreement or Consultant’s performance hereunder. In the event RTI or Consultant identifies a conflict of interest issue, the identifying Party will immediately notify the other Party in writing, and the Parties will work together to rectify the conflict of interest issue. Any such conflict of interest shall be resolved to the satisfaction of RTI within forty-eight (48) hours of such notice, or this Agreement is otherwise immediately terminable by RTI in its sole discretion.

5.2 This Agreement may not be transferred or assigned by the Consultant, in whole or in part, except with the prior written consent of RTI. RTI may in its sole discretion assign this Agreement or its rights hereunder.

5.3 This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Florida, without regard to conflict of law rules. Venue for any legal proceeding or action at equity or law arising out of or for purposes of this Agreement shall lie in the state courts of Alachua County, Florida, or the United States District Court for the Northern District of Florida, Gainesville Division, and Consultant agrees that such courts shall have personal jurisdiction over Consultant and hereby waives any objection thereto. The prevailing Party in any dispute arising under, out of, or in relation to this Agreement shall be entitled to recover reasonable attorneys’ fees and costs from the non-prevailing Party, including, as applicable, any cost of appeal.

5.4 Nothing in this Agreement shall be construed as granting by implication, estoppel, or otherwise, any license or rights under patents, trade secrets, know-how, copyrights, or other intangible rights of RTI other than those specifically set forth herein.

5.5 The Parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

5.6 OTHER THAN ANY WARRANTY EXPRESSLY MADE IN THIS AGREEMENT, RTI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL (A) RTI BE LIABLE HEREUNDER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF WHETHER RTI KNEW OF THE POSSIBILITY OF SUCH DAMAGES; OR (B) RTI’S AGGREGATE LIABILITY HEREUNDER EXCEED THE AMOUNTS ACTUALLY PAID BY RTI TO CONSULTANT HEREUNDER.

5.7 The right of either Party to terminate this Agreement, as provided under Section 4 herein, shall not be an exclusive remedy, and either Party shall be entitled, if the circumstances warrant, alternatively or cumulatively, to damages for breach of this Agreement, or to an order or injunction requiring performance of the obligations of this Agreement or to any other remedy available at law or equity.

5.8 This Agreement constitutes the entire agreement and understanding of the Parties with regard to the Consultancy services provided by Consultant and supersedes all prior discussions, negotiations, understandings and agreements between the Parties concerning the subject matter hereof; provided, however, that any NDA, or confidentiality agreement or policy previously in effect, including Article X of the Amended and Restated Bylaws of RTI Surgical Holdings, Inc., effective March 8, 2019, will remain in effect.

5.9 This Agreement may be amended only by written agreement of the Parties hereto.

5.10 If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

5.11 In the event any portion of this Agreement may be deemed less stringent than applicable laws, regulations, or official guidance from an applicable governmental authority, the Parties agrees to confer and negotiate in good faith to amend this Agreement to comply with the more stringent standard.

5.12 Each Party to this Agreement hereby agrees to execute, acknowledge and deliver all such further instruments as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

5.13 The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.14 Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement, except for those relative to the protection of proprietary rights, due to circumstances beyond the control of the nonperforming or delaying party including, but not limited to, acts of God, acts of government, wars, riots, third party criminal acts, strikes or other labor disputes, shortages of labor or materials, fires and floods; provided the nonperforming or delaying party provides to the other party written notice of the existence and reason for such nonperformance or delay. Notwithstanding the foregoing, the nonperformance or delay by any party in excess of thirty (30) days shall constitute cause for termination of this Agreement with such notice given in writing by one Party to the other.

5.15 Any notice required under this Agreement shall be in writing and delivered to Consultant at his/her last known address on file with the Company and to RTI as follows:

RTI:	With copy to:

RTI Surgical Holdings, Inc. 520 Lake Cook Road Deerfield, IL 60015 Attn: Chief Financial and Administrative Officer	RTI Surgical Holdings, Inc. 11621 Research Circle Alachua, FL 32615 Attn: General Counsel

All notices shall be deemed duly served on the date delivered to the other Party at the address stated above, whether in person, sent by certified mail, postage prepaid, return receipt requested, or sent by Federal Express (or other similar recognized courier) postage prepaid. Either Party may change its address for purposes of this Agreement by giving the other Party written notice of such as provided herein.

5.16 RTI and Consultant each acknowledge that they are independent contractors with regard to the subject matter hereof. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between RTI and Consultant. Both Parties acknowledge that Consultant is not an employee of RTI for state or federal tax purposes, workers’ compensation, or any other purpose or benefit. Neither Consultant nor RTI shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

5.17 Notwithstanding any other provision of this Agreement, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Notwithstanding any other provision of this Agreement, if Consultant files a lawsuit for retaliation by RTI for Consultant’s reporting a suspected violation of law, Consultant may disclose a trade secret to Consultant’s attorney and use the trade secret information in the court proceeding if Consultant: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

5.18 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one and the same instrument.

5.19 The provisions of this Agreement that, by their sense and context, are intended to survive the termination or expiration of this Agreement shall so survive the termination or expiration, including, without limitation, the provisions regarding confidentiality, warranty, limitation of liability, notice and the obligation to make any and all payments due hereunder.

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed.

Wynand Louw	RTI Surgical, Inc.

Signature:	By:
Name:
Title:
Date:	Date:

EXHIBIT A

Schedule of Services

1.	Assisting the Company with matters related to the separation of the OEM and Spine businesses in preparation for sale of the OEM business to a third party

2.	Assisting with matters related to the Coronavirus/COVID — 19 outbreak

3.	Assisting the Company with other matters reasonably assigned by the Chief Financial and Administrative Officer